As filed with the Securities and Exchange Commission on August 14, 2006

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOME SOLUTIONS OF AMERICA, INC.
(Name of small business issuer in its charter)

Delaware
(State or jurisdiction of  incorporation or organization)

99-0273889
(I.R.S. Employer Identification No.)

1500 Dragon Street, Suite B
Dallas, Texas 75207
                                                                                 (214) 623-8446
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Frank J. Fradella
Chairman and Chief Executive Officer
1500 Dragon Street, Suite B
Dallas, Texas 75207
                                                   (214) 623-8446
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Melissa H. Youngblood
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 922-4174

Approximate date of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check this box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities, Act, check the following box.  [    ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the  Securities Act, check the following box.  [    ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $.001 par value	5,053,632 Shares	$5.60	$28,300,339.00	$3,028.14

(1)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the high and low trading prices reported on the Nasdaq Global Market on August 10, 2006.

(2)	Calculated by multiplying the maximum aggregate offering price by 0.000107.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated August 14, 2006

PROSPECTUS

HOME SOLUTIONS OF AMERICA, INC.

Common Stock, $.001 par value

5,053,632 Shares

The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 5,053,632 shares of our common stock from time to time, including 4,000,000 shares that are currently outstanding and 1,053,632 shares that are issuable to a selling stockholder upon the exercise of an outstanding warrant.  The selling stockholders will receive all the proceeds from the sale of the offered shares.  See "Selling Stockholders" on page 9 of this prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol "HSOA".  The last reported sales price of our common stock on Nasdaq on August 10, 2006 was $5.60 per share.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

Home Solutions of America, Inc. is a Delaware corporation.  Our principal executive offices are located at 1500 Dragon Street, Suite B, Dallas, Texas 75207, and our phone number is (214) 623-8446.  In this prospectus, references to "Home Solutions," "we," "us" and "our" refer to Home Solutions of America, Inc. and its subsidiaries.

__________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________________

The date of this prospectus is ___, 2006.

i

PROSPECTUS SUMMARY

You should rely only on the information contained in this document or the information incorporated by reference into this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may be accurate  only on the date of this document.

Investors should pay particular attention to the information regarding investment risks related to our company and this offering of our common stock that are included in the section entitled "Risk Factors" on page 2 of this prospectus.

The Company

Home Solutions of America, Inc. ("we," "us," "Home Solutions," or the "Company"), a Delaware corporation, is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. With operations in the South, Gulf Coast regions and California, we believe that the Company is well positioned to capitalize on the growing demand for our suite of Recovery, Restoration and Rebuilding/Remodeling services. We seek to expand our core service offerings through the future acquisition of strategic, specialized, profitable and well-managed companies operating in our target markets and business segments with a proven history of internal growth.

Our business consists of three integrated service offerings:  (i) Recovery, (ii) Restoration and (iii) Rebuilding/Remodeling.

Recovery. The Company's Recovery services include catastrophic storm response, clean up and removal of debris, initial set up services in an impacted area (including power, lodging, sustenance, and training), water mitigation, drying, dehumidification, and preparing affected areas for the next stage of restoration and rebuilding. We have trained employees who provide onsite first response to respond to fire, water and weather-related emergencies in our target markets to both commercial and residential clients. These services are currently provided through our wholly-owned subsidiaries, Fireline Restoration, Inc. ("Fireline"), which we acquired effective July 1, 2006 pursuant to an acquisition closed on July 31, 2006, and Home Solutions Restoration of Louisiana, Inc. ("HSR of Louisiana"), which commenced operations in September 2005 in connection with the acquisition of substantially all the assets of Florida Environmental Remediation Services, Inc., ("FERS"), a Florida corporation engaged in recovery services.  Our Recovery services are currently provided in the disaster impacted areas of Florida, Louisiana, Mississippi, and Texas.

Restoration.  Our Restoration segment focuses on the next stage of services after the initial clean up and catastrophic storm response.  Services presently included in our Restoration business segment involve water, fire and wind restoration, mold remediation, contents restoration, air decontamination, asbestos and lead paint removal, cleaning, drying, and deodorization of carpet and furniture, and moving and storage services. We are also involved in the initial stages of reconstruction of commercial and residential properties. Fireline, which specializes in disaster recovery services, insurance estimates and repairs for commercial, industrial and residential properties, is certified in multiple aspects of the restoration industry, including smoke, fire, water, and mold.  Fireline is licensed as a general contractor in Florida and offers full interior and exterior restoration and reconstruction services in that state. Restoration business segment services are also provided through PW Stephens, Inc. ("PWS") and Fiber Seal Systems, L.P. ("FSS"), our wholly-owned subsidiaries.  PWS provides water and fire restoration services, air decontamination, and removal of mold, asbestos and lead paint in California and, to a lesser extent, in Florida, and FSS provides cleaning, drying, and deodorization of carpet and furniture as well as moving and storage services in 23 states and the District of Columbia.

Rebuilding/Remodeling.  Our Rebuilding/Remodeling segment includes the production and installation of custom kitchen cabinets and countertops and the installation of custom marble and granite countertops provided through our wholly-owned subsidiary, Southern Exposure Unlimited of Florida, Inc. and its 50% owned subsidiary, SouthernStone Cabinets, Inc. (collectively, "Southern Exposure") and the installation of custom marble and granite countertops through our wholly-owned subsidiary, Cornerstone Marble & Granite, Inc., formerly known as Cornerstone Building and Remodeling, Inc. ("Cornerstone").

Corporate Information

Home Solutions is a Delaware corporation with principal executive offices located at 1500 Dragon Street, Suite B, Dallas, Texas 75207.  Our website is located at www.HOMcorp.com.  Our Chairman of the Board and Chief Executive Officer is Frank J. Fradella, and our President and Chief Operating Officer is Rick J. O'Brien, and our Senior Vice President and Chief Financial Officer is Jeffrey M. Mattich.

Terms of the Offering

Common Stock offered by
the Selling Stockholders:	5,053,632 shares

Common Stock to be
Outstanding after the
Offering:	45,622,792 shares (assumes the warrant is exercised and that all shares offered are sold)

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Nasdaq Symbol:	HSOA

RISK FACTORS

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether or to what extent any of such risks may be realized, nor are there any assurances that the Company has identified all possible risks that might arise.  Our revenues are derived from specialty Recovery, Restoration and Rebuilding/Remodeling products and services.  There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  Some of these risks are set forth below.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We did not begin operations of our current business concept until November 2002, and through July 31, 2006, we have completed six acquisitions.  We have a limited operating history in our current combined form, which makes it difficult to evaluate our business on the basis of historical operations.  Two of our operating subsidiaries, Fireline and HSR of Louisiana, which are anticipated to account for a significant portion of our revenue in fiscal year 2006, were the result of acquisitions that we closed in July 2006 and September 2005, respectively.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Reliance on the historical results of our acquisition targets may not be representative of the results we will achieve, particularly in our combined form.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our results of operations have not been consistent, and we may not be able to maintain profitability (numbers in thousands).

We incurred a consolidated net loss of ($702) for the year ended December 31, 2003, yet we achieved a consolidated net profit of $2,563 for the year ended December 31, 2004 and a net profit of $7,185 for the year ended December 31, 2005.  Our management believes that our current business plan will be successful and that we will continue to maintain and grow profitability; however, our business plan is speculative and unproven.  Although our revenues grew substantially due to our growth strategy and we achieved a profit in the years ended December 31, 2004 and December 31, 2005, there is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will sustain profitability now or in the future.  If we incur significant operating losses, our stock price may decline, perhaps significantly.

Our business depends on the demand for recovery, restoration and rebuilding/remodeling services, and if the demand for those services decreases, our revenues could decline.

        Our business depends upon the demand for the services that we provide, which include Recovery, Restoration and Rebuilding/Remodeling services that we provide primarily to residential home owners, although our Recovery services are also provided to commercial properties.  Because of our significant emphasis on the residential market, we would be adversely affected by any slowdown in the growth of, or reduction in demand for, residential services.  Demand for our Recovery services is event-based and depends upon the frequency and intensity of natural disasters and the type and scope of damage to properties.  Additionally, demand for our services depends on numerous factors, including the amount and growth of household income; the financial condition of homeowners, and whether a homeowner's insurance policy or reimbursement from the federal or state government is available to pay the cost of our services; the need for the remediation of indoor air contaminates, cleaning services, fabric protection and fire/water damage restoration; changes in mortgage rates and decreases in housing growth in markets where the Company operates; and general economic conditions.

                If demand for the services that we provide decreases, then we may experience a decline in sales resulting in decreased profits.  If demand for our services decreases and our management fails to implement appropriate adjustments, then our profitability could suffer and the price of our common stock could decline.

A significant portion of our Rebuilding/Remodeling business segment is dependent upon relationships with two customers.

Our Rebuilding/Remodeling business segment currently consists of the manufacture and installation of custom kitchen cabinets and the installation of kitchen countertops.  These products and services are offered to residential customers primarily through a furnish and installation contract with Home Depot, and through a relationship with Centex.  The Home Depot contract may be terminated at any time upon notice to us.  Furthermore, Home Depot is not obligated to use our services under this contract.  We have no contract with Centex, and Centex is not obligated to buy our products or use our services.  If Home Depot terminates its contract with us, or if Home Depot or Centex choose not to buy our products or use our services, we would experience an immediate detrimental impact on our Rebuilding/Remodeling business segment, resulting in a material detrimental effect on our results of operations.

We may engage in acquisitions, which will consume resources and may be unsuccessful or unprofitable.

We have pursued, and we intend to continue to pursue, a strategy of acquiring businesses that fit within our business model.  However, acquisitions are not always successful or profitable.  Any future acquisitions could expose us to risks, including risks associated with assimilating new operations and personnel; diversion of resources from our existing businesses; inability to generate revenues sufficient to offset associated acquisition costs; and risks associated with the maintenance of uniform standards, controls, procedures and policies.  Acquisitions may also result in additional expenses from amortizing acquired intangible assets.  If we attempt an acquisition and are unsuccessful in its completion, we will likely incur significant expenses without any benefit to our Company.  If we are successful in completing an acquisition, the risks and other problems we face may ultimately make the acquisition unprofitable.  Failed acquisition transactions and underperforming completed acquisitions would burden us with significant costs without any corresponding benefits to us, which could cause our stock price to decrease, perhaps significantly.

We expect that we will need to raise additional funds, and these funds may not be available when we need them.

We believe that we will need to raise additional monies in order to fund our growth strategy and implement our business plan.  Specifically, we expect that we will need to raise additional funds in order to pursue rapid expansion, develop new or enhanced services and products, and acquire complementary businesses or assets.  Additionally, we may need funds to respond to unanticipated events that require us to make additional investments in our business.  There can be no assurance that additional financing will be available when needed on favorable terms, or at all.  If these funds are not available when we need them, then we may need to change our business strategy and reduce our rate of growth.

We must effectively manage the growth of our operations, or our Company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process.  If funding is available, we intend to increase the scope of our operations and acquire complementary businesses.  Implementing our business plan will require significant additional funding and resources.  If we are successful in growing our operations, we will need to hire additional employees and make significant capital investments.  As we continue to grow our operations, it may place a significant strain on our management and our resources.  As a result of our recent growth and any continued growth, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce.  Any failure to manage any of the foregoing areas efficiently and effectively could cause our business to suffer.

We face competition from numerous sources and competition may increase, leading to a decline in revenues.

We compete primarily with well-established companies, many of which we believe have greater resources than Home Solutions.  We believe that barriers to entry in the recovery, restoration and rebuilding/remodeling services sectors are not significant and start-up costs are relatively low, so our competition may increase in the future.  New competitors may be able to launch new businesses similar to ours, and current competitors may replicate our business model, at a relatively low cost.  If competitors with significantly greater resources than ours decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods and products through marketing and promotion.  We may not have the resources to compete effectively with current or future competitors.  If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

Our failure to comply with federal and state environmental laws and regulations could result in fines or injunctions, which could materially impair the operation of our business.

Portions of our business are heavily regulated by federal, state and local environmental laws and regulations, including those promulgated under the Environmental Protection Agency.  These federal, state and local environmental laws and regulations govern the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites.  Our businesses involve working around and with volatile, toxic and hazardous substances and other regulated substances.  We may become liable under these federal, state and local laws and regulations for the improper characterization, handling or disposal of hazardous or other regulated substances.  We may become subject to claims for personal injury or property damage related to accidents, spills, and exposure to hazardous substances that are related to our business.  It is possible that some of our operations could become subject to an injunction which would impede or even prevent us from operating that portion of our business.  Any significant environmental claim or injunction could have a material adverse impact on our financial condition.  Additionally, environmental regulations and laws are constantly changing, and changes in those laws and regulations could significantly increase our compliance costs and divert our human and other resources from revenue-generating activities.

The failure to obtain and maintain required governmental licenses, permits and approvals could have a substantial adverse effect on our operations.

Portions of our operations, particularly our Recovery and Remediation business segments, are highly regulated and subject to a variety of federal and state laws, including environmental laws which require that we obtain various licenses, permits and approvals.  We must obtain and maintain various federal, state and local governmental licenses, permits and approvals in order to provide our services.  We may not be successful in obtaining or maintaining any necessary license, permit or approval.  Further, as we seek to expand our operations into new markets, regulatory and licensing requirements may delay our entry into new markets, or make entry into new markets cost-prohibitive.  We cannot assure you that we will be able to obtain or, once obtained, maintain our licenses or registrations in any states where we are required to be licensed or registered to operate our business.  Our activities in states where necessary licenses or registrations are not available could be curtailed pending processing of an application, and we may be required to cease operating in states where we do not have valid licenses or registrations.  We could also become subject to civil or criminal penalties for operating without required licenses or registrations.  These costs may be substantial and may materially impair our prospects, business, financial condition and results of operation.

If the Company fails to maintain adequate insurance, our financial results could be negatively impacted.

We carry standard general liability insurance in amounts determined to be reasonable by our management.  We are also covered through standard worker's compensation insurance against claims by our employees for injuries and other conditions contacted while on the job.  Although we believe we are adequately insured, if we fail to adequately assess our insurance needs or if a significant amount of claims are made by workers or others, there can be no assurance that the amount of such claims will not exceed our available insurance, resulting in a material negative impact on our financial results.  This could have an adverse impact on the price of our common stock.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected.  Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals, including our Chief Executive Officer, President and our Chief Financial Officer.  We cannot guarantee that we will be successful in retaining the services of these or other key personnel.  If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

Our inability to hire, train and retain qualified employees could cause our financial condition to suffer.

The success of our business is highly dependent upon our ability to hire, train and retain qualified employees.  We face competition from other employers for laborers, and the availability of labor is limited, particularly in areas serviced by our Recovery services.  We must offer a competitive employment package in order to hire and retain employees, and any increase in competition for labor may require us to increase wages or benefits in order to maintain a sufficient work force, resulting in higher operation costs.  Additionally, we must successfully train our employees in order to provide high quality services.  In the event of high turnover or a labor shortage, we may experience difficulty in providing consistent high-quality services.  These factors could adversely affect our results of operations.

If we fail to comply with the new rules under Sarbanes-Oxley related to accounting controls and procedures or if material weaknesses or other deficiencies are discovered in our internal accounting procedures, our stock price could decline significantly.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  We are in the process of documenting and testing our internal control procedures, and we may identify material weaknesses in our internal control over financial reporting and other deficiencies.  If material weaknesses and deficiencies are detected, it could cause investors to lose confidence in our Company and result in a decline in our stock price.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.  In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

We may be unable to pay our debts when due, which could materially impact our profitability and our stock price.

Historically we have incurred debt in order to pursue our acquisition strategy, and we will likely incur additional debt in the future as we continue to implement our business plan, which involves engaging in strategic acquisitions.  There is no guarantee that revenues from operations will be sufficient to pay our debts as they become due.  We may need to attract new investors or lenders in order to refinance existing debt or incur new debt, and we may not be successful in doing so.  Even if we are able to attract new investors or lenders or otherwise obtain additional financing, we could still suffer financial hardships if unexpected expenses arise or if revenues fail to meet our expectations.  If we fail to obtain financing or attract other investors, our results of operations may suffer, resulting in a decline in the price of our common stock.

SPECIFIC RISKS RELATED TO RECOVERY SERVICES

Our subsidiaries Fireline and HSR of Louisiana are involved in providing Recovery services to disaster-ravaged areas.  Our management has identified certain risks which it believes relate specifically to our Recovery operations, which are set forth below.

The need for Recovery services is unpredictable and depends upon the nature and extent of weather-related emergencies.

Our Recovery services are significantly impacted by the frequency and intensity of weather-related emergencies, which causes this segment of our business to fluctuate.  Historically, the nature and frequency of weather-related emergencies has fluctuated between periods of relative calm, as compared to periods with weather-related events of greater frequency or intensity.  In a period with few weather-related emergencies or in which weather-related emergencies cause comparatively less damage, we expect our revenues from this business segment to decline.  Although emergencies and disasters will always occur, we cannot predict the frequency of occurrence, where they will occur, and the extent of damage that will result.  All of these factors impact the need for Recovery services.  If the need for Recovery services decline, our results of operations could suffer.

If we fail to win contracts that are ultimately reimbursable by insurers and federal, state and local governments, it may impede our ability to grow our Recovery services.

The end users of our Recovery services currently consist primarily of large commercial businesses and homeowners which have the funds and resources to begin recovery of their properties which have been damaged in natural disasters.  We believe that individuals and smaller commercial businesses who have experienced damage or destruction to their homes and properties, but do not have the resources to respond immediately, will rely upon insurance companies and federal, state and local governments to assist them in repairing their properties.  We pursue bids on recovery services contracts, the costs of which are likely to be reimbursed by insurance agencies and government branches and agencies.  Some of our competitors may have better resources than we do or may have long standing relationships that will place us at a competitive disadvantage in winning contracts that are ultimately reimbursable by insurance or government funds.  If we are unsuccessful in obtaining contracts that are reimbursable by insurance and government funds, it may impede the ability of our Recovery services business to continue to grow, which could result in a reduction in revenues and a decline in the price of our common stock.

If insurance proceeds and federal funds are not available to our customers, then our revenues may decline, and the demand for our Recovery services may decline.

                There is no assurance that any particular contract for our Recovery services will ultimately be paid by insurance or reimbursed by government funds.  If insurance proceeds or federal funds are not available to reimburse customers for our Recovery services, then our current customers may delay or forego payment on current projects, and potential new customers may delay projects until funds are available, or decide not to rebuild.  If a lack of insurance proceeds or federal funds causes a delay in payment or a failure to pay one or more individual material contracts, or a significant aggregate amount of smaller contracts, then our revenues could decline, perhaps significantly.  Furthermore, overall demand for recovery services could decrease, resulting in decreased demand for our services and a decrease in our revenues.

HSR of Louisiana is dependent upon two customers for substantially all of its business.

Currently, over 90% of the revenues of HSR of Louisiana are derived from contracts with two customers, which rely upon HSR of Louisiana as a subcontractor to provide recovery services to the Louisiana areas devastated by Hurricane Katrina.  These contracts are terminable at any time.  Furthermore, there is no requirement under these contracts that these customers continue to use our services.  If one or both of these customers terminate their contracts with us or decide not to use our services, we might not be able to replace our business quickly enough in order to retain our employees or continue seamless operations.  Furthermore, a termination of one or both of these contracts could result in significant disruptions to our business, increased expenses, and lost revenues, all of which could cause our profits to decline.  Furthermore, as time passes, businesses and workers are returning to Louisiana and our competition is anticipated to increase.  Accordingly, there is no guaranty that we would be able to replace our current level of revenues if either of these contracts are terminated, which may have a material adverse effect on our financial condition.

RISKS RELATED TO OUR COMMON STOCK

Our management believes that measurable risks exist in connection with an investment in our common stock, some of which are described below.

Sales of large quantities of our common stock could reduce the price of our common stock.

We are registering 5,053,632 shares of our common stock with the SEC on or after August 2006.  In January 2006, we registered 4,850,000 shares of our common stock with the SEC.  In March 2004, we registered approximately 10,533,000 shares of our common stock with the SEC.  As these shares are sold in the public market, it could cause the market price of our common stock to drop by increasing the total number of shares offered for sale to the public.  An overabundance of available shares in the market may limit the price growth potential of our common stock even if our business is doing well, because the available supply may exceed the demand for our shares.  This phenomenon may impair our ability to raise needed capital by reducing the price at which we could sell our common stock.  In addition, the Company may seek future financings that involve the issuance of equity securities or instruments convertible into or exchangeable for equity securities and any such future financings may further reduce the price of our common stock.

Our common stock could be delisted from the Nasdaq if we do not comply with the Nasdaq continued listing standards.

                Our common stock is listed on the Nasdaq and to maintain our listing, we must meet Nasdaq's continued listing standards.  If our common stock was delisted from the Nasdaq for any reason, it would reduce our liquidity and could seriously reduce the value of our common stock, reduce our ability to raise additional financing, limit our use of equity instruments to satisfy outstanding obligations, and limit our ability to attract qualified employees.  Any or all of these factors could result in a loss of your investment in the Company.

The current public market for our Common Stock is limited and highly volatile, which generally affects the price of our common stock.

We have only been listed on Nasdaq since July 2006, and prior to that, we were on the American Stock Exchange from June 2003 through July 2006.  Trading activity in our common stock should be considered sporadic, illiquid and highly volatile.  An active trading market for our common stock may not exist in the future.  Even if a market for our common stock continues to exist, investors may not be able to resell their common stock at or above the purchase price for which they purchased such shares.

Because of our low stock price, we may become subject to "penny stock" regulations, which place restrictions on the trading of our common stock.

The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5 per share, subject to certain exemptions.  Our trading price has historically ranged from $1 to $3 per share in the fiscal years ended December 31, 2003 and December 31, 2004, and from $1 to $6 in the fiscal year ended December 31, 2005, although our common stock has traded primarily at prices above $5 per share in fiscal 2006.  Regardless of our current trading price, we are currently exempt from complying with the SEC's penny stock regulations because our common stock is listed for trading on Nasdaq.  However, we could become subject to the penny stock regulations if we are delisted from Nasdaq or if the SEC expands the coverage of its penny stock regulations so that Nasdaq listing is no longer an exemption.  The penny stock regulations provide that unless an exemption is available, a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock market and its risks.  In addition, under these regulations broker/dealers who recommend penny stocks to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the proposed transaction prior to the sale.  If we become subject to penny stock regulations, it would be more difficult for investors to purchase or sell our common stock due to the additional restrictions imposed by those regulations, which could reduce our stock price.

Effects of anti-takeover provisions could inhibit potential investors or delay or prevent a change of control that may favor stockholders.

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

  discourage potential acquisition proposals;
  delay or prevent a change in control; and
  limit the price that investors might be willing to pay in the future for shares of our common stock.

In particular, our board of directors is authorized to issue up to 999,000 shares of preferred stock and debt instruments with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.  The issuance of preferred stock and debt instruments could cause the price of our common stock to decline, even if our business is doing well.

We have not paid dividends in the past, and do not anticipate paying dividends in the future.

We have not paid or declared cash dividends to the holders of our common stock, and do not intend to do so in the foreseeable future.  We intend to use any excess funds from our operations to operate and grow our Company.  We cannot assure you that we will ever pay dividends to the holders of our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  The words "intend," "anticipate," "believe," "estimate," "plan" and "expect," and similar expressions as they relate to us, are included to identify these forward-looking statements.  Forward-looking statements include those that address activities, developments or events that we expect or anticipate will or may occur in the future.  All statements other than statements of historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  The actual outcome of the events described in these forward-looking statements could differ materially.  Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements are described in the "Risk Factors" section beginning at page 2 of this prospectus:  These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe we have chosen these assumptions or bases in good faith and that they are reasonable.  However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

This prospectus has been distributed solely to permit the selling stockholders to offer and sell shares of our common stock to the public.  Home Solutions is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling stockholders.  The shares covered by this prospectus were issued or issuable by Home Solutions to the sellers in consideration of two separate acquisitions consummated in September 2005 and July 2006, respectively.  In addition, we will receive a nominal amount equal to the exercise price of the warrant issued to one of the selling shareholders for shares of common stock issued in exchange for the warrant.  Assuming exercise of the warrant at the initial exercise price of the warrant, the proceeds to us from the exercise of the warrant would be $1,000.  We intend to use any proceeds from exercise of the warrant for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell the shares of our common stock to the public.  The selling stockholders may offer for resale some or all of their shares at the time and price that they choose.  On any given day, the price per share is likely to be based on the bid price for our common stock as quoted on Nasdaq on the date of sale, unless shares are sold in private transactions.  Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

The table appearing below sets forth the beneficial ownership of our common stock by the selling stockholders as of August 14, 2006, and after giving effect to the sale of the shares of common stock offered hereby.  Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder.  The table also sets forth (a) the name of each selling stockholder, (b) the number of shares of common stock beneficially owned by each selling stockholder, (c) the number of shares of common stock that may be sold in this offering by each selling stockholder, and (d) the number and percentage of shares of common stock each selling stockholder will beneficially own after the offering, assuming they sell all of the shares offered.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within sixty days of the date of this prospectus, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding shares.  Pledgees, donees or transferees or other successors in interest to the selling stockholders, if any, will be identified in a supplement to this prospectus.  This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or similar transactions effected without the receipt of consideration that results in the an increase in the number of outstanding shares of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned before the Offering	Number of Shares Offered for Sale	Number of Shares Beneficially Owned after the Offering(1)	Percentage of Shares Beneficially Owned after the Offering
Brian Marshall	4,000,000 (2)	4,000,000 (2)	0	*
Florida Environmental Remediation Services, Inc.	1,053,632 (3)	1,053,632 (3)	0	*

__________________________
*Less than 1%.

(1) Assumes that all of the securities offered hereby are sold.

(2) Brian Marshall is the President of Fireline, a wholly-owned subsidiary of the Company, which was acquired by the Company effective July 1, 2006 pursuant to an acquisition closed on July 31, 2006, and thus, Mr. Marshall is an affiliate of the Company as of the date of this prospectus.

                (3) Represents shares issuable upon the exercise of a warrant at an exercise price of $.001 per share.  In September 2005, the Company acquired substantially all of the assets of  FERS.  As partial consideration for the FERS assets, the Company issued to FERS, a warrant exercisable for 1,053,632 shares of common stock.  Fernando Nava and Mike D. Lane are the sole owners of FERS and by virtue of such relationship, Messers. Nava and Lane may be deemed to have voting and dispositive power over the shares owned by FERS.  Messers Nava and Lane are employed by a subsidiary of the Company and thus are affiliates of the Company as of the date of this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares of common stock from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through Nasdaq or in private transactions at prices relating to prevailing market prices or at negotiated prices or in any other method permitted pursuant to applicable law.  The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealer acting in connection with the sale of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

Incorporation of Certain Information by Reference

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information that was previously incorporated by reference.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until the selling stockholders sell all the shares offered in this prospectus.

  Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006.

  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006.

  Current Reports on Form 8-K filed on the following dates:  August 14, 2006, August 4, 2006, July 31, 2006, July 13, 2006, June 26, 2006, June 16, 2006, June 15, 2006, May 15, 2006, April 7, 2006, March 31, 2006, March 30, 2006, March 10, 2006, January 10, 2006, and January 4, 2006.

  The description of our common stock that is contained in the Home Solutions Registration Statement on Form 8-A under the Exchange Act filed July 14, 2006, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus.  Requests should be us at the following address:

Home Solutions of America, Inc. 1500 Dragon Street, Suite B Dallas, Texas 75207 (972) 623-8446 Attn: Secretary

LEGAL MATTERS

The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.

EXPERTS

The consolidated financial statements of Home Solutions of America, Inc. as of and for the years ended December 31, 2004 and December 31, 2005 incorporated by reference in this prospectus and registration statement on Form S-3 of which this forms a part have been audited by Corbin & Company, LLP, independent registered public accountants, as set forth in its report thereon incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER AVAILABLE INFORMATION

We are subject to the reporting requirements of the SEC.  Accordingly, we are required to file current reports with the SEC including annual reports, quarterly reports, proxy or information statements, and current reports as required by SEC rules.  All reports that we file electronically with the SEC are available for viewing free of charge over the Internet via the SEC's EDGAR system at http://www.sec.gov.

We are filing a registration statement with the SEC on Form S-3 under the Securities Act in connection with the securities offered in this prospectus.  This prospectus does not contain all of the information that is in that registration statement, and you may inspect without charge, and copy all materials that we file with the SEC, at the public reference room maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549.  Copies of these materials may also be obtained at prescribed rates by calling the SEC public reference room at 1‑800‑SEC‑0330.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses Of Issuance And Distribution

It is estimated that the expenses incurred in connection with this offering will be as follows:

Fees and Expenses:	Amount Payable by the Registrant:
SEC Registration Fee	$3,028
Nasdaq Listing Fee	$5,054
Printing and Engraving	$1,000
Transfer Agent Fees	$1,000
Legal Fees and Expenses	$4,000
Accounting Fees and Expenses	$4,000
Expenses of Selling Stockholders	$1,000

Total	$19,054

All expenses other than the SEC registration fee are estimated.  All expenses will be paid by the registrant.

Item 15.  Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify a director or officer against expenses (including attorneys' fees), judgments, fines and settlement payments actually and reasonably incurred in connection with an action, suit or proceeding (other than an action by or in the right of the corporation) to which he is made a party by virtue of his service to the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.  Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.  Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

Article EIGHTH of our amended and restated certificate of incorporation and article VIII of our bylaws authorize the indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation law.  We maintain liability insurance for the benefit of our directors and certain of our officers.  Also, we have entered into individual indemnification agreements with each of our directors and executive officers.

The above discussion of the Delaware General Corporation law and of our amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by the full text of each such document.

Item 16.  Exhibits

Exhibit
Number                                                                 Description

2.1

Asset Purchase Agreement among Home Solutions of America, Inc., Home Solutions Restoration of Louisiana, Inc., Florida Environmental Remediation Services, Inc., Fernando Nava and Mike D. Lane dated September 27, 2005. (1)

2.2	Stock Purchase Agreement among Fireline Restoration, Inc., Brian Marshall, and Home Solutions of America, Inc. dated July 31, 2006. (2)
4.1	Warrant Certificate dated September 27, 2005, issued by Home Solutions of America, Inc. to Florida Environmental Remediation Services, Inc. (1)
5.1	Opinion of Hallett & Perrin, P.C. (3)
23.1	Consent of Corbin & Company, LLP (3)
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)

______________________

(1)	Previously filed as an exhibit to the Current Report on Form 8-K filed by Home Solutions of America, Inc. on September 29, 2005 and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Current Report on Form 8-K filed by Home Solutions of America, Inc. on August 4, 2006 and incorporated herein by reference.
(3)	Filed herewith.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any factors or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (A)          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (B)           Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

                (2)           That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (5)            That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                (ii)           If the Registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than the registration statement relying on Rule 430B or other than prospectuses filed in reliance on 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                (b)           The undersigned Registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 14, 2006.

HOME SOLUTIONS OF AMERICA, INC.

By: /s/ Frank J. Fradella
Frank J. Fradella
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Frank J. Fradella as the attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Frank J. Fradella
Frank J. Fradella	Chairman of the Board, President and
Date: August 14, 2006	Chief Executive Officer
(principal executive officer)
/s/ Jeffrey M. Mattich
Jeffrey M. Mattich	Senior Vice President, Chief Financial
Date: August 14, 2006	Officer and Treasurer
(principal financial officer and
principal accounting officer)
/s/ Michael S. Chadwick
Michael S. Chadwick	Director
Date: August 14, 2006

/s/ Willard W. Kimbrell
Willard W. Kimbrell	Director
Date: August 14, 2006

/s/ Patrick McGeeney
Patrick McGeeney	Director
Date: August 14, 2006

/s/ Charles P. McCusker, Jr.
Charles P. McCusker, Jr.	Director
Date: August 14, 2006

EXHIBIT INDEX

2.1	Asset Purchase Agreement among Home Solutions of America, Inc., Home Solutions Restoration of Louisiana, Inc., Florida Environmental Remediation Services, Inc., Fernando Nava and Mike D. Lane dated September 27, 2005.
2.2	Stock Purchase Agreement among Fireline Restoration, Inc., Brian Marshall, and Home Solutions of America, Inc. dated July 31, 2006.
4.1	Warrant Certificate dated September 27, 2005, issued by Home Solutions of America, Inc. to Florida Environmental Remediation Services, Inc.
5.1	Opinion of Hallett & Perrin, P.C.
23.1	Consent of Corbin & Company, LLP
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)